EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements ((i) Forms S-3 No. 33-57119, No. 333-64381, No. 333-115083, No. 333-157286, No. 333-165811, No. 333-198664, No. 333-218628, No. 333-218635 and No. 333-219762 and (ii) Forms S-8 No. 333-157283, No. 333-165807,  No. 333-175405, No. 333-189326 and  No. 333-211960)  of our reports dated January 10, 2019, with respect to the consolidated financial statements and schedules of Urstadt Biddle Properties Inc., and the effectiveness of internal control over financial reporting of Urstadt Biddle Properties Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2018.

/s/PKF O'Connor Davies, LLP

January 10, 2019
New York, New York